Definitive Proxy Statement

SYNALLOY CORPORATION - SYNL

Filed: March 11, 2014 in conjunction with the Annual Meeting of Shareholders to be held on April 24, 2014

United States
Securities and Exchange Commission
Washington, D. C. 20549
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SYNALLOY CORPORATION
Post Office Box 5627
Spartanburg, South Carolina 29304

NOTICE OF ANNUAL MEETING
April 24, 2014

TO THE SHAREHOLDERS OF SYNALLOY CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Synalloy Corporation will be held at the Summit Pointe Conference & Events Center, 801 Spartan Boulevard, Spartanburg, South Carolina 29301 on Thursday, April 24, 2014, at 10:00 a.m. local time. The following important matters will be presented for your consideration.

1.	Election of six nominees listed in the Proxy Statement to our Board of Directors to hold office until the 2015 Annual Meeting of Shareholders or until their successors are elected and qualified;
2.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay);
3.	Ratification of the Audit Committee’s selection of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015; and
4.	Transaction of such other business as may properly be brought before the meeting and any adjournment or adjournments thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Only shareholders of record at the close of business on February 24, 2014 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors

Cheryl C. Carter
Secretary

Spartanburg, South Carolina
March 24, 2014
Important: You are cordially invited to attend the meeting, but whether or not you plan to attend, PLEASE VOTE YOUR PROXY promptly by Internet, phone or mail as set forth on the proxy card. If you are a shareholder of record and attend the meeting, you may either use your proxy, or withdraw your proxy and vote in person.
The 2013 Annual Report on Form 10-K is furnished herewith.

SYNALLOY CORPORATION
2014 Proxy Statement

SYNALLOY CORPORATION
775 SPARTAN BOULEVARD, SUITE 102
POST OFFICE BOX 5627
SPARTANBURG, SOUTH CAROLINA 29304
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 24, 2014
The 2013 Annual Report to Shareholders, including our 2013 Form 10-K, is being made available to shareholders together with these proxy materials on or about March 24, 2014.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING
When and where will the Annual Meeting be held?
The Annual Meeting will be held at 10:00 a.m. local time on Thursday, April 24, 2014, at the Summit Pointe Conference & Events Center, 801 Spartan Boulevard, Spartanburg, South Carolina. For directions to the meeting site, please contact Investor Relations at 864-585-3605.
Who is soliciting my proxy?
Our Board is soliciting your proxy to vote on all matters scheduled to come before the 2014 Annual Meeting of Shareholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the Internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed.
On what matters will I be voting? How does the Board recommend that I cast my vote?
At the Annual Meeting, you will be asked to: elect the six director nominees listed in this Proxy Statement; approve, on an advisory basis, the compensation of our named executive officers; and ratify the appointment of our independent registered public accounting firm.
Our Board unanimously recommends that you vote:
FOR all six of the director nominees listed in this Proxy Statement;
FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.
How many votes may I cast?
You may cast one vote for every share of our Common Stock that you owned on February 24, 2014, the record date, except you have the right to cumulate your votes in regards to the election of directors. For more information, see “What is Cumulative Voting?” below.
What is cumulative voting?
You have the right to cumulate your votes either (1) by giving to one candidate as many votes as equal the number of shares owned by you multiplied by the number of directors to be elected, or (2) by distributing your votes on the same principle among any number of candidates.
How many shares are eligible to be voted?
On February 24, 2014, the record date, Synalloy Corporation (the “Company”) had 8,695,234 shares of Common Stock outstanding and eligible to be voted at the Annual Meeting (excluding 1,604,766 shares held in treasury).
How many shares must be present to hold the Annual Meeting?
Under Delaware law and our By-Laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our Common Stock and you do not instruct your bank, broker, or other holder of record how to vote your shares (so-called “broker non-votes”) on any of the proposals, your shares will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists. In addition, shares held by shareholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting his shares on any of the proposals.
If a quorum is present at the Annual Meeting, with respect to Proposal 1 - “Election of Directors,” directors will be elected by a plurality of the votes cast by shares present in person or by proxy and entitled to vote at the meeting. “Plurality” means that, if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors would be elected. Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors.
If a quorum is present, Proposal 2 - “Advisory Vote on the Compensation of our Named Executive Officers,” Proposal 3 - “Ratification of the Appointment of Our Independent Registered Public Accounting Firm,” and all other matters which may be considered and acted upon by the holders of Common Stock at the Annual Meeting will be approved if a majority of shares present and eligible to vote at the meeting are voted in favor of the proposals. Abstentions and broker non-votes will have the effect of a vote against such matters.
If a quorum is not present or represented at the meeting, the shareholders entitled to vote who are present in person or represented by proxy have the power to adjourn the meeting from time to time. If the meeting is to be reconvened within 30 days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for 30 days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Who pays for soliciting proxies?
We pay all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies personally or by telephone, other electronic means or mail and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Banks, brokers or other holders of record will be requested to forward proxy soliciting material to the beneficial owners, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.
How do I vote?
Shareholders of Record
Shareholders of record can vote in person at the Annual Meeting or by proxy. Shareholders of record may also vote their proxy by mail or by Internet following the instructions on the proxy card.
Beneficial Shareholders
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the nominee that you must follow in order for your shares to be voted. Your broker is not permitted to vote your shares on the election of directors or the advisory vote on the compensation of our named executive officers unless you provide voting instructions. Therefore, if your shares are held in the name of a broker, to be sure your shares are voted, please instruct your broker as to how you wish it to vote. If your shares are not registered in your own name and you wish to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote. You may vote your shares by Internet, by mail or by telephone as further described below.
Participants in the Synalloy Corporation 401(k)/ESOP Plan
If you are a participant in the Synalloy Corporation 401(k) Plan/Employee Stock Ownership Plan (the “401(k)/ESOP Plan”) and you own shares of our Common Stock through the 401(k)/ESOP Plan, the proxy card sent to you will also serve as your voting instruction card to the 401(k)/ESOP Plan trustee, who actually votes the shares of our Common Stock that you own through the 401(k)/ESOP Plan. If you do not provide voting instructions for these shares to the trustee by 5:00 p.m., local time, April 18, 2014 (the “plan cut-off date”), as directed by the terms of the 401(k)/ESOP Plan, the Company, in its capacity as the 401(k)/ESOP Plan administrator, will instruct the trustee to vote those 401(k)/ESOP Plan shares “FOR” all the director nominees named in this Proxy Statement and “FOR” all other proposals.

Voting Methods
You can vote your proxy by any of the methods below:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date or the plan cut-off date for 401(k)/ESOP Plan participants. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the meeting date or the plan cut-off date for 401(k)/ESOP Plan participants. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Only the latest dated proxy received from you, whether submitted by Internet, mail or telephone, will be voted at the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card. You may also vote in person at the Annual Meeting.
What happens if I don’t vote for a proposal? What is a broker non-vote?
If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and you return an executed proxy card but make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our Board, as provided above. If any other matters properly come before the Annual Meeting, the persons named as proxies by the Board of Directors will vote upon such matters according to their judgment.
If you hold your shares through a bank, broker or other nominee, and you return a broker voting instruction card but do not indicate how you want your broker to vote on the election of directors or on Proposal 2, a broker non-vote will occur as to those matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares. Brokers do not have discretionary voting power to vote on the election of directors or Proposal 2.
Can I revoke or change my vote after I deliver my proxy?
Yes. You can revoke your proxy at any time before it is voted by providing notice in writing to our Corporate Secretary at Post Office Box 5627, Spartanburg, SC 29304; by delivering a valid proxy bearing a later date to the Company’s offices at 775 Spartan Blvd, Suite 102, Spartanburg, SC 29301, prior to the meeting; or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Shareholders who hold their shares in street name with a broker or other nominee may change or revoke their proxy instructions by submitting new voting instructions to the broker or other nominee.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers and other holders of record are “householding” our proxy statements and annual reports for their customers. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please call us at 864-585-3605, or send your request in writing to the following address: Corporate Secretary of Synalloy Corporation, Post Office Box 5627, Spartanburg, SC 29304. If you are still receiving multiple reports and proxy statements for shareholders who share an address and would prefer to receive a single copy of the annual report and proxy statement in the future, please contact us at the above address or telephone number. If you are a beneficial holder, you should contact your bank, broker or other holder of record.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 24, 2014
The Company’s 2013 Annual Report to Shareholders, 2013 Annual Report on Form 10-K and 2014 Proxy Statement are available via the Internet at http://investor.synalloy.com.
ANNUAL REPORT ON FORM 10-K
The Company’s Annual Report to Shareholders, including the 2013 Form 10-K for the fiscal year ended December 28, 2013 as filed with the Securities and Exchange Commission (“SEC”), accompanies this Proxy Statement. Copies of exhibits to the 2013 Annual Report on Form 10-K will be provided upon written request to Cheryl C. Carter, Corporate Secretary, Synalloy Corporation, Post Office Box 5627, Spartanburg, South Carolina 29304 at a charge of $.10 per page. Copies of the Annual Report on 2013 Form 10-K and exhibits may also be downloaded from the SEC’s website at http://www.sec.gov. Such 2013 Annual Report to Shareholders does not form any part of the material for soliciting proxies.
BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT (5%) OF THE COMPANY’S COMMON STOCK
The table below provides certain information regarding persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company’s Common Stock as of December 31, 2013. This information has been obtained from Schedules 13D and 13G, and related amendments, filed with the SEC, and has not been independently verified by the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Markel Corporation 4521 Highwoods Parkway Glen Allen, VA 23060-3382	785,343		9.03
Van Den Berg Management, Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	676,129	(1)	7.78
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	670,583	(2)	7.71
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	567,276	(3)	6.52
(1) Van Den Berg Management, Inc. is an investment advisor registered with the SEC under the Investment Advisors Act of 1940.
(2) Royce & Associates, LLC is an investment advisor registered with the SEC under the Investment Advisors Act of 1940.
(3) These securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 533,446 shares, representing 6.13% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of the Company’s Common Stock as of February 24, 2014 by each director and nominee for director, and each current executive officer of the Company for whom compensation information is disclosed under the heading “Discussion of Executive Compensation.”

Name of Beneficial Owner	Common Stock Beneficially Owned as of February 24, 2014		Percent of Class
Murray H. Wright	205,042	(1)	2.47%
Craig C. Bram	119,151	(2)	1.44%
Cheryl C. Carter	37,576	(3)	*
Carroll D. Vinson	31,750		*
James W. Terry, Jr.	14,246	(4)	*
J. Kyle Pennington	11,738	(5)	*
Richard D. Sieradzki	10,381	(6)	*
Henry L. Guy	5,392		*
Anthony A. Callander	3,252		*
Amy J. Michtich	0		*
All Directors, Nominees and Executive Officers as a group (15 persons)	462,814	(7)	5.58%

*Less than 1%
(1) Includes indirect ownership of 35,580 shares held by an IRA; 4,830 held by his spouse; 11,890 held in custodial accounts for minor children; 20,000 shares held in a family partnership; and, 131,639 held in a revocable trust. The 20,000 shares held in a family partnership and the 131,639 held in a revocable trust are pledged as security.

(2) Includes 9,524 shares held by his spouse; 1,683 shares allocated under the Company’s 401(k)/ESOP Plan; and 55,674 shares which are subject to currently exercisable options.
(3) Includes 8,489 shares allocated under the Company’s 401(k)/ESOP Plan; and 6,299 shares which are subject to currently exercisable options.
(4) Includes 10,200 shares held by an IRA.
(5) Includes 4,241 shares allocated under the Company’s 401(k)/ESOP Plan; and 1,789 shares which are subject to currently exercisable options.
(6) Includes 4,349 shares allocated under the Company’s 401(k)/ESOP Plan; and 1,539 shares which are subject to currently exercisable options.
(7) Includes 30,887 shares allocated under the Company’s 401(k)/ESOP Plan; exercisable options to purchase 67,494 shares of Common Stock that beneficial owners have a right to acquire within 60 days.
PROPOSAL 1 - ELECTION OF DIRECTORS
The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than 15 individuals. Upon recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has fixed the number of directors constituting the full Board at six members and recommends that the six nominees listed in the table which follows be elected as directors to serve for a term of one year until the next Annual Meeting or until their successors are elected and qualified to serve. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.
If cumulative voting is not requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement will vote the proxies received by them “FOR” the election of the six persons named below as directors. If cumulative voting is requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement intend to vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by such proxy agents.
If, at the time of the Annual Meeting of Shareholders, or any adjournment(s) thereof, one or more of the nominees is not available to serve by reason of any unforeseen contingency, the proxy agents intend to vote for such substitute nominee(s) as the Board of Directors recommends.

Vote Required
Directors will be elected by a plurality of the votes cast. Votes that are withheld or shares that are not voted will have no effect on the outcome of the election of directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE SIX NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.
The following table sets forth the names of nominees for director, their ages, the years in which they were first elected directors and a brief description of their principal occupations and business experience during the last five years. There are no family relationships among any of the directors and executive officers. Mr. Vinson is not standing for re-election. The Board Committee assignments are as of February 24, 2014.

Name, Age, Principal Occupation, Other Directorships and Other Information	Director Since
Craig C. Bram, age 55 Mr. Bram became President, Chief Executive Officer (“CEO”) and a director of Synalloy on January 24, 2011. From 2004 until September 24, 2010, he served as a director of the Company. He was the founder and has been President of Horizon Capital Management, Inc., an investment advisory firm located in Richmond, VA since 1995. Mr. Bram was the Chief Executive Officer of Bizport, Ltd., a document management company in Richmond, VA, from 2002 through 2010. Mr. Bram serves on the Executive Committee.	2004
Anthony A. Callander, age 67
Mr. Callander was appointed Upstate Managing Director by The Hobbs Group, a CPA firm in Columbia, SC, effective January 2012. He retired from Ernst & Young, LLP in 2008 after 36 years in their Columbia, SC, Greenville, SC and Atlanta, GA offices. He served as a Partner in the firm's audit and assurance practice and in various other roles including Office Managing Partner of the Columbia and Greenville offices, and leading the Southeast manufacturing industry group. He is an active entrepreneur with direct business interest in several Zaxby’s franchise restaurants. Mr. Callander serves on the Audit and Nominating/Corporate Governance Committees.
2012
Henry L. Guy, age 45
Mr. Guy is the President and Chief Executive Officer of Modern Holdings Incorporated, a diversified holding company with investments primarily in the telecommunications, media, healthcare and energy industries. Mr. Guy joined the firm in 2002 and has led investments in over thirty Modern Holdings subsidiaries. Mr. Guy is also a managing director of Anima Regni Partners, a private single family investment office with offices in the United States, Luxembourg and Sweden. Mr. Guy serves on the Compensation & Long-Term Incentive and the Nominating/Corporate Governance Committees.
2011
Amy J. Michtich, age 45
Ms. Michtich has been the Brewery Vice President and Plant Manager of the MillerCoors-Shenandoah Brewery, Rockingham County, VA, since June 2009. From November 2007 to 2009, she served as the Operations Manager at Miller Brewing Company in Milwaukee, WI. (Effective July 1, 2008, Miller Brewing Company and Coors Brewing Company formed a joint venture). Prior to 2007, Ms. Michtich held executive and operations leadership positions across various consumer package goods companies including Pepsi Bottling Group, Clorox and Lipton.
Nominee
James W. Terry, Jr., age 66 Mr. Terry has been the President of Hollingsworth Funds, Inc., Greenville, SC, a charitable foundation, since October 2009. His career has been principally in the banking industry where he served most recently as President of Carolina First Bank, Greenville, SC from 1991 to 2008. Mr. Terry serves on the Audit, Executive and Compensation & Long-Term Incentive Committees.	2011
Murray H. Wright, age 68 Mr. Wright became employed as Senior Counsel at the Richmond, VA law firm of DurretteCrump, PLC in January 2013. From 2011 until January 2013, he was a Partner at the VanDeventer Black LLP law firm, Richmond, VA, where he served as Senior Counsel from 2009 to 2011. From 1999 to 2012, he was a founder and managing director of Avitas Capital, LLC, a closely held investment banking firm in Richmond, VA. He serves on the Compensation & Long-Term Incentive, Audit and Nominating/Corporate Governance Committees.	2001
The Nominating/Corporate Governance Committee believes the combined business and professional experience of the Company’s directors, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board. Half of the Company’s Board members, including Messrs. Vinson, Wright and Bram, have served on the Board for a significant period of time. During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members. Because the Company’s operations are complex, continuity of service and this development of institutional knowledge help make the Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership. When a Board member decides not to run for re-election, the Nominating Committee seeks replacements who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company, and diversity.
The Nominating/Corporate Governance Committee believes the current Board members are highly qualified to serve and each member has unique qualifications and business expertise that benefit the Company. Mr. Vinson was a CPA and a Partner with a national firm of certified public accountants. He has extensive experience in the real estate investment business having served in a variety of positions including Chief Operating Officer, Director and President of a major real estate services and merchant banking company. Mr. Wright’s career as a trial lawyer, founder and Chief Executive Officer of a law firm and his business and financial experience as managing director of a closely held investment banking firm are considered to be valuable attributes to the Board. Mr. Bram has over 30 years’ experience in business management, financial operations, logistics, management consulting, business start-ups and strategic planning for a variety of companies. Mr. Bram was employed by the Reynolds Metals Company, a global aluminum manufacturer, in their corporate Logistics and Sales and Marketing departments. He is an investor in multiple private businesses and real estate ventures and also serves on the boards of several private companies. Mr. Terry joined the Board in August 2011. He brings a wealth of experience in the banking industry where he spent more than 35 years including 17 years as President of a bank where he managed and directed an 85-branch statewide network growing the asset structure from approximately $300 million in 1991 to over $6 billion in 2008. In his current role at Hollingsworth Funds, Mr. Terry manages and administers a non-profit fund exceeding $100 million and is responsible for investment asset management, expense and accounting functionality for all subsidiary operations with assets exceeding $400 million. We believe Mr. Terry’s banking experience is valuable in helping the Company evaluate financing options as well as acquisitions. A Board member since August 2011, Mr. Guy’s primary career focus has been in the area of private investments. His expertise and experience in this area are valuable tools as the Company focuses on growing through acquisitions. Mr. Callander spent his career in the audit and assurance practice with significant experience in auditing, mergers and acquisitions, initial public offerings and other financings, reorganizations, business process improvement and business strategy development. From 1998 to 2003, while with Ernst & Young, Mr. Callander served as the audit partner on the Company’s independent audits, giving him in depth experience and knowledge about the Company. Mr. Callander, a CPA, also meets the criteria of a financial expert. Amy Michtich, nominee, has served in executive and operations leadership positions with several large union and non-union manufacturing businesses.
BOARD OF DIRECTORS AND COMMITTEES
Director Independence. The Board of Directors has determined that each of the following directors is independent as such term is defined by the NASDAQ Global Market Rules (the “NASDAQ Rules”): Carroll Vinson, Murray Wright, James Terry, Henry Guy and Anthony Callander. The Board has also determined that each of the current members of the Audit Committee, the Compensation & Long-Term Incentive Committee and the Nominating/Corporate Governance Committee is independent within the meaning of the NASDAQ Rules, and each person who served on such committees at any time during 2013was independent under the NASDAQ Rules.
Board and Board Committee Meetings and Attendance at Shareholder Meetings. During fiscal year 2013, the Board of Directors met nine times. All members of the Board attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board on which they served. The Company encourages, but does not require, its directors to attend annual meetings of shareholders. Last year, all directors attended the Annual Meeting. The Company has standing Executive, Audit, Compensation & Long-Term Incentive and Nominating/Corporate Governance Committees of the Board of Directors. Mr. Vinson is not standing for re-election in 2014.
Executive Committee. The members of the Executive Committee are Carroll Vinson, Chair, Craig Bram and James Terry. This committee exercises the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors. However, this committee does not have, among other powers, the authority to amend the Certificate of Incorporation or Bylaws, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of the Company’s property and assets, to declare a dividend, or to authorize the issuance of stock. This committee did not meet in 2013.
Audit Committee. The Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
The Audit Committee members are Anthony Callander, Chair, Murray Wright and James Terry. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors which is available on the Company’s website at www.synalloy.com. Each member of the Audit Committee is independent as defined in the NASDAQ Rules and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee held five meetings during the year. During these meetings, the Audit Committee reviewed and discussed the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewed and discussed the Form 10-Q for each quarter with management and the independent auditors prior to filing with the SEC, met independently with the independent auditors, interviewed and selected the independent auditors, reviewed the Audit Committee’s charter, and had oversight of the Company’s Code of Conduct and Internal Audit.
Compensation & Long-Term Incentive Committee. The Compensation & Long-Term Incentive Committee is currently comprised of Murray Wright, Chair, James Terry and Henry Guy, all of whom are independent as defined in the NASDAQ Rules. This committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. This committee met four times during the last fiscal year. During these meetings, the committee reviewed and approved salaries, bonuses, incentive compensation and benefits for executive officers of the Company, and administered and made recommendations with respect to the Company’s 2013 and 2014 Short-Term Cash Incentive and Options Plans, stock grant and option plans, including the granting of shares and options thereunder, and reviewed the committee’s charter.
The committee sets the compensation for the CEO. It considers recommendations from the Company’s CEO in setting compensation for other senior executive officers. The Director of Human Resources supports the committee in its duties, and the committee may delegate authority to the Human Resources Department to fulfill administrative duties relating to the Company’s compensation programs. The committee has the authority under its charter to retain and terminate, and approve fees for compensation consultants and other advisors as it deems appropriate to assist it in the fulfillment of its duties.
Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is comprised of Henry Guy, Chair, Murray Wright and Anthony Callander, all of whom are independent as defined in the NASDAQ Rules. This committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. This committee is responsible for reviewing and recommending changes in the size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company’s Board. This committee also reviews and oversees corporate governance issues and makes recommendations to the Board related to the adoption of policies pursuant to rules of the SEC, NASDAQ and other governing authorities, and as required by the Sarbanes-Oxley Act of 2002. This committee met two times in 2013.
Compensation Committee Interlocks and Insider Participation. Murray Wright, James Terry and Henry Guy served on the Compensation & Long-Term Incentive Committee during 2013. All members of the Compensation & Long-Term Incentive Committee are independent directors and none of them is a present or past employee or officer of the Company or its subsidiaries.
Related Party Transactions. The Company requires that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with the Company in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Board of Directors. The Company does not, however, have a formal written policy setting out these procedures. There were no such transactions during the year ended December 31, 2013.
CORPORATE GOVERNANCE
Board Leadership Structure and Board’s Role in Risk Oversight
Our Bylaws provide for a Chairman elected by the Board from among its members, and our Bylaws further provide that two or more offices may be held by the same person. Our Bylaws also make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time. Our Board does not have a specific policy as to whether the role of Chairman and Chief Executive Officer should be held by separate persons, but rather makes an assessment of the appropriate form of leadership structure on a case-by-case basis. The Board believes that this issue can be a part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures - combined offices and separate offices. The Board believes it is in the best interests of the Company for the Board to make such a determination in light of current circumstances.
Since 2002, the roles of Chairman and Chief Executive Officer have been held by separate persons. The Board believes it is appropriate, and in our Company’s best interests, for the two roles to be separated. In 2012, Carroll Vinson was elected Chairman of the Board and is not standing for re-election in 2014. The newly elected Board will select its Chairperson at the Board meeting following the Annual Meeting.
Our Board is actively involved in the oversight of risks that could affect our Company. The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks. These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board. The Audit Committee’s charter requires the committee to inquire of management and the registered public accountants about significant risks or exposures and assess the steps management has taken to manage such risks, and further requires the committee to discuss with the registered public accountants the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Conduct).
Director Qualifications and Nomination Process
In recommending and evaluating candidates, the Nominating/Corporate Governance Committee takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background. Although the Nominating/Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the committee considers racial and gender diversity, as well as diversity in business and educational experience among all of the directors, as part of the total mix of information it takes into account in identifying nominees. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.
The Nominating/Corporate Governance Committee does not have any specific process for identifying director candidates. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.
The Nominating/Corporate Governance Committee will consider as potential Board of Directors’ nominees persons recommended by shareholders if the following requirements are met. If a shareholder wishes to recommend a director candidate to the Nominating/Corporate Governance Committee for consideration as a Board of Directors’ nominee, the shareholder must submit in writing to the Nominating/Corporate Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, the number of the Company’s shares beneficially owned by the person, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. Additionally, the recommending shareholder must provide his or her name and address and the number of the Company’s shares beneficially owned by such person. This information must be delivered to the Corporate Secretary of the Company at Post Office Box 5627, Spartanburg, South Carolina 29304 or at the Company’s corporate office for transmission to the Nominating/Corporate Governance Committee, and must be received not less than 90 days nor more than 120 days prior to an annual meeting of shareholders. The committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the committee’s candidates receive.
Nominations for election as directors may also be made by shareholders from the floor at an annual meeting of shareholders provided such nominations are received by the Company not less than 30 nor more than 60 days prior to the annual meeting, contain the information set forth above, and otherwise are made in accordance with the procedures set forth in the Company’s Bylaws.
Shareholder Communications with Directors
Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Synalloy Corporation, Post Office Box 5627, Spartanburg, SC 29304. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.
In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

DIRECTOR COMPENSATION
For the 2013-14 term year, non-employee directors were paid an annual retainer of $45,000, and each director was permitted to elect up to 100% of the retainer in restricted stock. The number of restricted shares issued is determined by the average of the high and low Common Stock price on the day prior to the Annual Meeting of Shareholders or the date prior to the appointment to the Board. In 2013, non-employee directors received an aggregate of 9,411 shares of restricted stock as follows: Carroll Vinson - 3,676; Murray Wright - 1,103; James Terry - 1,324; Henry Guy - 1,654 and Anthony Callander - 1,654. The shares granted to the directors are not registered under the Securities Act of 1933 and are subject to forfeiture in whole or in part upon the occurrence of certain events.
For the 2014-15 term year, non-employee directors will be paid an annual retainer of $45,000 and each director will have the opportunity to elect to receive up to 100% of the annual retainer in restricted stock.
In addition, directors are compensated $1,500 for each board meeting attended in person; $1,000 for each telephone board meeting; and $1,000 for attendance at committee meetings not held on board meeting days. The Chairman of the Board, and the Chairs of the Audit Committee and the Compensation & Long-Term Incentive Committee receive additional annual compensation of $5,000 each. Directors are reimbursed for travel and other expenses related to attendance at meetings. Directors who are employees do not receive extra compensation for service on the Board or any committee of the Board.
The following table sets forth information about compensation paid by the Company to non-employee directors during fiscal 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
(a)	(b)	(h)
Anthony A. Callander	66,000	66,000
Henry L. Guy	58,000	58,000
James W. Terry, Jr.	64,000	64,000
Carroll D. Vinson (2)	62,000	62,000
Murray H. Wright	68,000	68,000

(1) As discussed above, each non-employee director was permitted to elect up to 100% of his annual retainer in stock pro rata to his service on the Board. For 2013, non-employee directors elected by the shareholders for the 2013-14 term year received an aggregate of 9,411 shares of restricted stock in lieu of such cash retainer amount as follows: Anthony Callander - 1,654; Henry Guy - 1,654; James Terry - 1,324; Carroll Vinson - 3,676; and Murray Wright - 1,103.

(2) Mr. Vinson is not standing for re-election in 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and any persons who own more than 10% of the Common Stock of the Company to file with the SEC reports of beneficial ownership and changes in beneficial ownership of Common Stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company is aware that Henry Guy and Kyle Pennington were late in filing their Form 4 for shares acquired in the Company’s public offering, and James Terry reported one late transaction.
Codes of Conduct
Our Board has formally adopted a Code of Corporate Conduct that applies to all of our employees, officers and directors. Our Board formally adopted a separate Code of Ethics for our Chief Executive Officer and senior financial officers, which applies to our CEO, Chief Financial Officer (“CFO”), Controller and all other senior financial and accounting executives. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics for the Company’s CEO, CFO and Controller, or persons performing similar functions, by posting such information on the Company’s website.

There were no amendments to, or waivers of, any provision of the Code of Corporate Conduct or the Code of Ethics for the Company’s CEO, CFO, Controller, or any persons performing similar functions during fiscal year 2013. Copies of these codes are available on our website at www.synalloy.com.
EXECUTIVE OFFICERS
Information about Mr. Craig Bram, the Company’s Chief Executive Officer, is set forth above under “Election of Directors.”

Name, Age and Principal Position and Five-Year Business Experience
Richard D. Sieradzki, age 59
Mr. Sieradzki, a certified public accountant, was named CFO and Vice President, Finance effective June 18, 2010. He served as interim CFO from April 5, 2010 until his appointment as CFO and Vice President, Finance. In June 2007, he joined Synalloy as Assistant Vice President, Finance. Prior to joining the Company, he was employed by Buffets, Inc. - Ryan’s Division as Divisional Vice President, Finance from 2006 to 2007 and from 1988 to 2006, he was Vice President, Accounting and Corporate Controller at Ryan’s Restaurant Group, Inc.

J. Kyle Pennington, age 56
Mr. Pennington was named President, Synalloy Metals, Inc., a subsidiary of the Company, effective January 1, 2013. He served as President, Bristol Metals, LLC, a subsidiary of the Company from July 2011 until December 31, 2012. He was President, Bristol Metals, LLC’s BRISMET Pipe Division from September 2009 to July 2011; and Vice President, Manufacturing, Bristol Metals, LLC from December 2007 through September 2009. Prior to joining the Company, Mr. Pennington worked for 17 years in the metals industry including 12 years’ experience in executive management and service on the Board of Directors of Texas & Northern Industries, a Lone Star Steel Company subsidiary.

Cheryl C. Carter, age 63 Ms. Carter has served as Corporate Secretary since 1987 and Director of Human Resources since 2006.
DISCUSSION OF EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and policies, and explains how the Board’s Compensation & Long-Term Incentive Committee (the “Committee”) established goals, reviewed performance measures, and decided compensation for our Named Executive Officers (“NEOs”) in fiscal year 2013.
Section I: Executive Summary
2013 Financial and Operational Performance
Fiscal 2013 highlights and setbacks:

•	Strong financial performance in the Specialty Chemicals Segment

•	Acquisition of the business assets of Color Resources, LLC

•	Follow-on Offering strengthened our balance sheet

•	Adjusted EBITDA for the Company of $10.79 million was down 32% from 2012

•	Poor financial performance in the Metals Segment
2013 Compensation Overview
The Company’s goal is to attract and retain highly motivated and talented executives and to ensure a strong link between executive pay, Company performance and shareholder value. Our compensation programs are simple and straightforward, and consist of three main components: base salary and short-term and long-term at-risk incentives which are payable only if financial business objectives are achieved.
The primary goals of the 2013 Short-Term Cash Incentive and Options Plan (the “2013 Incentive Plan”) were:

•
A simple, straight-forward pay-for-results approach that allows executives to see the connection between every additional dollar that goes to pre-tax income and its contribution to their annual cash incentive.

•	Exclusion of inventory profits and losses from our Metals Segment, over which our executives have no control, and instead, a focus on the core earnings of the business.

•
A stronger link to pay-for-performance that includes metrics that affect pre-tax earnings over which executives have direct influence, such as safety and inventory turnovers. Because safety is a top priority at our Company, the plan penalizes the operating unit executives’ incentive compensation for each lost-time accident in their division, and also reduces the CEO and corporate executives’ cash incentives for lost-time accidents. Because inventory cost is a key metric that affects our operating results, the plan requires business unit and corporate executives to meet established inventory turnover goals for each business unit.

•
A simple calculation process for short-term cash incentives, which sets a stated pre-tax income goal for each business unit and the Company as a whole so that each participant would know at the beginning of the year what percentage of the incentive pool was his or hers and could track it every month to keep him or her focused on growing pre-tax income.  For 2011, we set a baseline pre-tax income target range using the prior five-year average for each business unit and the Company as a whole. For 2012 and thereafter, the pre-tax income target ranges were and will be tied to achieving the Board approved budgets each year.  In 2013, the target range for each business unit and the Company as a whole was 90% to 100% of the 2013 budget.

•
Aligning the interests of our executives with those of our shareholders through a long-term equity compensation component that consists of stock option grants tied directly to achieving pre-tax income target ranges. For 2013, option grants equal to 15% to 30% of the executives’ base salaries were granted under the 2011 Long-Term Incentive Stock Option Plan.

For 2013, only the Specialty Chemicals Segment met or exceeded pre-tax income target ranges; consequently, Specialty Chemicals Segment executives earned both short-term cash incentive awards and long-term equity incentive awards. The CEO and corporate executives earned short-term cash incentive awards, but no equity incentive awards. The Metals Segments’ executives received neither cash nor equity incentives for 2013 performance. Fiscal year 2013 base salary and incentive compensation is commensurate with the Company’s performance, reflecting the Company’s “pay-for-results” philosophy as described in the sections below.
At the 2013 Annual Meeting, the Company provided shareholders with an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, set forth in the Company’s 2013 Annual Meeting proxy statement. The vote was 3,616,566 shares “For” (89.5% of the shares voted), 329,131 shares “Against” (8.1% of the shares voted) and 93,956 shares “Abstain” (2.3% of the shares voted).
The Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2013 Annual Meeting. The Committee viewed the vote as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation program, and considered this shareholder satisfaction in determining to continue the Company’s executive compensation program for 2014.
Section II: Objectives, Components, and Policies of Compensation Program
Objectives of Our Executive Compensation Program
The three major objectives of our executive compensation program and the ways these objectives are achieved are listed in the following table:

Compensation Objective	How Objective is Achieved
Rewarding executives for achieving financial goals
The annual cash incentive component of the compensation program has pre-tax income target ranges for each operating unit and the Company as a whole. Executives are rewarded with higher incentive pay when above target ranges are met, while lower incentives are paid when target ranges are not achieved. The long-term equity component of the compensation program consists of stock option grants that are tied directly to achieving pre-tax income target ranges. No stock options are granted when target ranges are not achieved.

Attracting and retaining highly motivated and talented executives
The annual cash incentive component of the compensation program has a discretionary element that allows for special recognition, for adjustment to unique market conditions, or for corrections for temporary external and internal inequities.
Pay-for-performance emphasis attracts executives who are innovative and willing to risk a larger share of their compensation on their own performance and the performance of the Company.

Aligning the interests of executives with the interests of shareholders
Stock options have multi-year time vesting elements with forfeiture of unvested awards if an executive leaves the Company prior to vesting.
401(k)/ESOP provides Company ownership with match in Company stock.

Components of Our Executive Compensation Program
The various components of executive compensation, along with a brief summary description and purpose are listed in the following table. A more detailed description of each component follows later in this section.

Program	Description and Purpose
Base Salary (Reflected in the “Salary” column of the Summary Compensation Table)	Annual base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold.
Annual Short-Term Cash Incentive (Reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table)	This component provides annual short-term cash incentives to our executives for achieving pre-tax income target ranges that are established by the Committee each fiscal year.
Long-Term Incentive - Stock Options (Reflected in the “Stock Options” column of the Summary Compensation Table)
This component emphasizes shareholder value by encouraging stock ownership. One hundred percent (100%) of long-term incentive compensation annual value for NEOs is in the form of equity instruments, primarily stock options. This aligns the interests of our executives with our shareholders. In 2013, the dollar value of stock option grants to NEOs equaled 15% to 30% of their annual base salary.

Benefit Programs - Health, Welfare and Retirement Programs (Reflected in the “All Other Compensation” column of the Summary Compensation Table)
Our executives participate in the group benefit programs on the same terms as other salaried employees. Our benefits are market competitive and are designed to help protect the health and welfare of the employees (and families) as well as provide retirement benefits.

Other Perquisites (Reflected in the “All Other Compensation” column of the Summary Compensation Table)	Limited perquisites are provided to executives to facilitate job performance and to foster customer relationships.
Compensation Policies
The Company’s objective is to set base salaries for its executives below the median for those companies in its defined peer group, which is established on an annual basis. It is the Company’s position that many of the companies in its peer group are considerably larger and more profitable and that the median statistics for base salaries reflect this fact. In addition, the Company’s operations are located in geographic markets that have lower cost-of-living metrics, which also argues for lower base salaries for its executives.
The Company believes that the at-risk portion of an executive’s compensation should have the potential to exceed the executive’s base salary, and should be tied directly to the Company’s financial performance. Pre-tax income target ranges are established for each operating division and for the Company as a whole on an annual basis by the Committee. In addition, the at-risk incentive pay should reflect those criteria that are under the direct control of the executive, and the Company has designed its short-term and long-term incentive programs to specifically exclude the impact of inventory profits and losses that occur in its BRISMET division of the Metals Segment. In 2013, the Committee determined to change the incentive programs so as to not allow any applicable executive to move more than one target range as a result of the inventory loss add back. For the 2014 Incentive Plan, the Committee established a minimum annual threshold target where no cash incentive awards would be paid if the Adjusted EBITDA target range for each business unit or corporate falls below the minimum threshold. Goals for safety and inventory turnover rates are also established, with poor performance in these areas resulting in the reduction of short-term incentive pay. Adjusted EBITDA is a non-GAAP measure and excludes inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and one-time gains and one-time non-operational costs.
The Company’s short-term at-risk incentive program provides for tiered levels of incentives, where every dollar of incremental earnings above a minimum threshold results in some amount of short-term cash incentive. The Company’s long-term at-risk incentives include the use of stock option grants, which are also tied to meeting or exceeding pre-tax income target ranges. As the Company or the operating division meets and exceeds the pre-tax income target ranges established for the short-term and long-term incentive components, the value of the incentive compensation increases as well.
At its February 7, 2013 Board meeting, the Board of Directors established stock ownership levels for the senior management team and the Board of Directors. The executive officers will have five years to achieve the targeted ownership levels. Once the ownership level is achieved, it will not be necessary to purchase additional shares should the value of the stock decline and the ownership level fall back below the targeted level. Stock ownership requirements are as follows: CEO - four times base salary; CFO, Metals Segment President and the Board of Directors - $250,000; Business Unit General Managers, Executive Vice Presidents and the Corporate Secretary - $200,000.
The Company has no policies regarding the hedging of the economic risk of ownership of Company stock. The Company has no clawback provisions for incentive payments made in prior years.

Section III: Compensation Decisions Made in Past Fiscal Year
Information on the main components of our executive compensation program and on certain decisions made in 2013 relating to those components is set forth below.
Base Salary
Base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions obtained from publicly available information and surveys provided by consultants. With the exception of the CEO, whose annual base salary adjustments are mandated by an employment agreement, all base salaries are reviewed annually by the CEO and the Committee and are adjusted from time to time to reflect changes in responsibility level, internal equity or external market equity based on data obtained from peer companies, geographical and industry surveys.
The Committee has historically determined base salaries by considering market forces in the geographic area and in the industry applicable to each business unit. Additional information on executive compensation is obtained by reviewing executive compensation information in proxy statements, and various publications and surveys that contain data about executive compensation for manufacturing companies. In addition, the Company considers the attributes of each individual executive, including but not limited to his or her longevity with the Company, his or her educational background and experience, the particular responsibilities of his or her position, the compensation of others with similar background, credentials and responsibilities, and his or her past level of performance, as well as prospective assumptions. Based on these evaluations, the Company believes that its executive base compensation has, for some time, been in the lower range of similarly situated companies.
While the CEO’s base salary is still considered below the median of our peer group, the Committee believes that the short-term cash incentive compensation component has the potential, in years when pre-tax income exceeds the target range, for the CEO and the NEOs to earn in excess of the median total cash compensation of the peer group.
Base salaries for 2013 increased between 4% and 8.3% for the NEOs, based on the above criteria, performance evaluations and additional responsibilities, as shown in the table below:

NEO	Title	Base Salary at 12/31/2013
Craig C. Bram	President and CEO	$260,000
Richard D. Sieradzki	CFO and Vice President, Finance	$180,000
J. Kyle Pennington	President, Synalloy Metals, Inc.	$200,000
Cheryl C. Carter	Corporate Secretary and Director of Human Resources	$125,000
Short-Term Cash Incentive Compensation and Bonuses, and Long-Term Equity Incentive Compensation
2013 Short-Term Cash Incentive and Options Plan
The 2013 Incentive Plan consists of two components - short-term cash incentive compensation, and long-term equity incentive compensation in the form of stock options to be issued under the 2011 Long-Term Incentive Stock Option Plan (the “2011 Option Plan”), which was approved by shareholders at the 2011 Annual Meeting.
Short-term Cash Incentive Component of the 2013 Incentive Plan
The short-term cash incentive component of the 2013 Incentive Plan had several primary goals:

•
To exclude inventory profits and losses, over which the executives have no control, from the incentive calculations and focus on the core earnings of the business over which the executives do have control;

•	To create a program that allows the management team to see a connection between every additional dollar that goes to pre-tax income and its contribution to their annual bonus; and

•
To create a simple process with a stated pre-tax income goal for each business unit and the Company as a whole so that each participant would know at the beginning of the year what percentage of the pool was his or hers and could track it every month to keep him or her focused on increasing pre-tax earnings.

With these goals in mind, the short-term incentive component of the 2013 Incentive Plan set an annual pre-tax income target range for each business unit and the entire Company. For 2011, we established a baseline pre-tax income target range using the prior five-year average for each business unit and the Company as a whole, excluding inventory profits and losses.  In 2012 and 2013, the pre-tax income target ranges were tied to achieving the Board approved budgets for each year.  A bonus pool is established for each business unit, the corporate team and the CEO, and each pool based on achieving the pre-tax income target range. In 2012 and 2013, if the target range were achieved, the bonus pool would have been equal to a set percentage of pre-tax income. If pre-tax income exceeded the target range, the set percentage for calculating the bonus pool would have been greater than if only the target range were achieved; if the pre-tax income were below the target range, the set percentage for calculating the bonus pool would have been less than if the target range were achieved.
For the 2014 Incentive Plan, the 2014 target range is based on Adjusted EBITDA instead of NIBIT, as defined in the 2013 Incentive Plan, used in the past three years. In addition, the Committee established a minimum annual threshold target where no cash incentives would be paid if the Adjusted EBITDA target range for each business unit and corporate falls below the minimum threshold. Also, a percentage of the CEO and CFO’s cash incentive is tied to achieving certain targets based on the cash flow budget.
Long-Term Equity Incentive Component of the 2013 Incentive Plan
Our goal in awarding long-term equity incentive compensation is to emphasize to our executives the importance of increasing shareholder value by tying a portion of executive compensation to growth in the Company’s stock price. One hundred percent (100%) of long-term incentive compensation annual value for NEOs is in the form of equity instruments, primarily stock options. This helps align the interests of our executives with the interests of our shareholders.
In order to position the Company to better compete with others in the marketplace for top executive talent, the Board adopted the 2011 Option Plan, which provides for long-term incentive awards in the form of stock options. The Committee’s position is that the use of options provides greater motivation to our senior executives and does not cost the Company money unless the Company’s performance results in an increase in the share price beyond the strike price of the options.  Because of this, the Committee also believes that options better align the executives’ long-term compensation with the value received by the Company’s shareholders.
Under the 2011 Option Plan, stock options are issued to executives in years in which the pre-tax income target range is achieved by their division, or, in the case of corporate, achieved by the entire Company. Additional stock options will be issued when pre-tax income exceeds the annual target range, and no stock options will be issued when pre-tax income is below the target range. At the beginning of each year, the Committee sets the potential value of the executive’s stock options based on a percentage of base salary if the target range is achieved and a higher percentage if above the target range is achieved. The CEO’s base salary percentages are set by the Committee. The base salary percentages for the other NEOs are recommended by the CEO and approved by the Committee. The exercise price of the stock options is equal to the average of the high and low sales prices of the Company’s Common Stock on the day prior to the allocation of grants by the Committee, and the options vest in 20% increments over five years.
The Committee believes that awards of stock options align the interests of executives with those of shareholders because the options will only be of value to executives if the value of the Company’s shares increases. Additionally, the options will encourage executives to remain employed by the Company because they do not fully vest until after five years of continued employment.
Section IV: Performance Targets and Results for 2013
The following table sets forth the 2013 actual pre-tax income compared to the pre-tax income target range for each operating unit and the Company as a whole before cash incentives and inventory adjustments.

(dollars in millions)	2013 Actual Pre-tax Income	Below Target Range	% if Below Target Range	Target Range	% if at Target Range	Above Target Range	% if Above Target Range
Combined Company	$5.5	<$18.89	1.25%	$18.89 to $20.99	2.0%	>$20.99	3.0%
Metals Segment	$0.8	<$12.81	2.50%	$12.81 to $14.23	5.0%	>$14.23	7.5%
Specialty Chemicals Segment	$6.1	<$5.48	2.50%	$5.48 to $6.08	5.0%	>$6.08	7.5%
The inventory turnover goals for the Metals Segment and the Specialty Chemicals Segment were 3.0X and 4.5X, respectively. The Metals Segment had two lost-time accidents in 2013, resulting in a 10% reduction in cash incentives for the following named executives: Messrs. Bram, Sieradzki and Ms. Carter.
Cash Incentive Compensation Earned. For 2013, only the Specialty Chemicals Segment exceeded pre-tax income target ranges; consequently, only this business unit’s executives earned both short-term cash incentive and long-term equity incentive awards. The CEO and corporate executives earned short-term cash incentive awards and the Metals Segments’ executives received no incentives for 2013 performance. The 2013 Incentive Plan used pre-tax income target ranges based on Board approved budgets. Inventory profits and losses were excluded from those target range calculations. Other performance metrics including inventory turnover rates and penalties for lost-time accidents were included.

Commensurate with the Company’s performance, cash incentives were earned for our NEOs for fiscal year 2013 as follows:

NEO	Division	Target Range %	% of Incentive Pool Division		2013 Short-Term Cash Incentive Payouts
Craig C. Bram	CEO	1.00%	100.0%	(1)	$47,371
Richard D. Sieradzki	Corporate	1.25%	25.0%	(2)	$15,000
J. Kyle Pennington	Metals Segment	1.50%	0.0%	(3)	-
Cheryl C. Carter	Corporate	1.25%	21.0%	(4)	$ 12,435

(1) Mr. Bram’s cash incentive was 1.00% of the pre-tax income of $5,263,498 less the 10% lost-time accident adjustment.
(2) Mr. Sieradzki’s cash incentive was 42% of the corporate incentive pool which was 1.25% of the pre-tax income of $5,263,498 less the 10% lost-time accident adjustment. His bonus was further reduced by the Committee.

(3) Since the Metals Segment posted a pre-tax loss for 2013, Mr. Pennington did not receive a cash incentive for 2013 performance.
(4) Ms. Carter’s cash incentive was 21% of the corporate incentive pool which was 1.25% of the pre-tax income of $5,263,498 less the 10% lost-time accident adjustment.
Equity Incentive Compensation Earned. For 2013, Manufacturers Chemicals was the only business unit that exceeded its pre-tax income target ranges. None of the other business units including the combined Company met the minimum pre-tax income target ranges. Accordingly, no equity compensation was awarded for performance in 2013 under the 2011 Option Plan.
Section V: Compensation Process and Risk Considerations
Compensation Process
The Company has engaged the services of compensation consultants in the past to assist with establishing compensation policies and in benchmarking our executive pay with other companies. Most recently, we have purchased access to the Equilar data base to define our peer group for benchmarking our executive compensation. Equilar is totally independent from the Board of Directors and management team at the Company and their services are paid for through annual subscription fees. Equilar has not had any role in determining, providing advice on or recommending the amount or form of executive and directors compensation.
The Equilar system allows the Company to define certain criteria in establishing the peer group. In accordance with Institutional Shareholder Services Inc. guidelines, the companies in our peer group have revenue that is in the range of .45 to 2.1 times the Company’s revenue and a market capitalization range of .2 to 5 times the Company’s market capitalization. The Company identified 17 companies for its peer group. In addition to the size parameters, we used the Basic Materials-Metals/Mining industry classification for our Metals Segment, which comprises 75% of our revenues. For the Specialty Chemicals Segment, we used companies in the Materials-Specialty Chemicals industry classification.
The peer group consists of the following companies: American Pacific Corp, American Vanguard, Flow International, Friedman Industries, Inc., General Moly, Inc., General Steel Holdings, Insteel Industries, Inc., Keystone Consolidated Industries, Inc., L & L Energy, Inc., Landec, North American Galvanizing & Coatings, Inc., Northwest Pipe Co., Oil Dri Corp of America, Pacific Ethanol, Penford Corp, Rhino Resource Partners LP, and Universal Stainless & Alloy Products.
The peer group information is used by the Company to benchmark the compensation for our CEO and other executive officers. The Company’s goal is to set base salaries for our CEO and other NEOs below the median base salaries for the peer group. However, total cash compensation, including short-term incentive pay, should provide the CEO and other NEOs of the Company with the potential to earn in excess of the median total cash compensation of the peer group.
Risk Considerations
The Company does not believe that any of its compensation programs involve a material level of risk. The 2013 Short-Term Cash Incentive Plan contains safety and inventory turnover requirements.  It also excludes inventory profits from the incentive calculation so no one has an incentive to increase raw material purchases with the intention of speculating on price increases, which, if not realized, could result in significant losses for the Company, particularly if prices instead collapsed.

Section VI: Employment and Termination Agreements
The only NEO with an employment agreement is the Company’s CEO, Craig Bram. The Company entered into a written employment agreement with Mr. Bram in connection with his appointment as Chief Executive Officer on January 24, 2011. The initial term of the agreement was for a period of one year, and the agreement provided for automatic renewal for an additional year on each subsequent anniversary date, unless either party gives notice of intent to cancel 90 days prior to the end of the term. Mr. Bram’s agreement was amended and renewed effective January 24, 2013, with the material terms remaining essentially the same. Effective June 1, 2013, Mr. Bram’s agreement was amended and renewed. Material changes included increased benefits in the event of termination without cause or a change in control.
Mr. Bram’s amended agreement provides for an annual salary of $260,000, which will be reviewed annually and may be increased by the Committee at its discretion. In addition to the base salary for each fiscal year during which he serves as CEO, and provided Mr. Bram is employed by the Company on the last day of such fiscal year, he will be entitled to a cash incentive award if the Company meets designated earnings target ranges. For 2013, he was entitled to a cash incentive award equal to 2% of pre-tax income if pre-tax income was between $18,890,000 and $20,990,000; 1% of pre-tax income if pre-tax income was below $18,890,000, and 2.75% of pre-tax income if pre-tax income was above $20,990,000. For 2014, he will be entitled to a cash incentive award equal to 1.25% of Adjusted EBITDA if Adjusted EBITDA is between $23,450,000 and $25,900,000; .625% of Adjusted EBITDA if Adjusted EBITDA is below $23,450,000, and 1.75% of Adjusted EBITDA if Adjusted EBITDA is above $25,900,000. No cash incentive will be paid if Adjusted EBITDA is below $19,950,000. Fifteen percent of Mr. Bram’s cash incentive award will be tied to achieving cash flow budget and 10% is tied to achieving two or fewer lost time accidents across the entire Company. With respect to Mr. Bram’s 2014 cash incentive, the Committee determined to exclude business unit inventory turns from consideration. This change represents a non-material deviation from Mr. Bram’s employment agreement.
Under the Company’s Long-Term Equity Incentive component of our executive compensation program, Mr. Bram is eligible to receive stock option grants that are tied directly to achieving the target range. For 2013, Mr. Bram was entitled to stock options with a value equal to 25% percent of base salary if pre-tax income was within target range, and 37.5% percent of base salary if pre-tax income was above the target range. No options were to be granted if pre-tax income was below target range. For 2014, he will be entitled to stock option grants with a value equal to 25% of his base salary if Adjusted EBITDA is between $23,450,000 and $25,900,000. If Adjusted EBITDA is above $25,900,000, he will receive stock option grants with a value equal to 37.5% of his base salary. Mr. Bram will not receive any stock option grants if Adjusted EBITDA is below $23,450,000.
The agreement also provides that Mr. Bram will be entitled to participate in all employee benefit plans in accordance with the terms of those plans. In the event of Mr. Bram’s permanent disability or death while employed by the Company, he will be entitled to a payment equal to his current base salary at the date of death or disability until the next anniversary date of the agreement, which will in no event be less than three months, together with his cash incentive compensation for the fiscal year pro-rated to the date of termination of his employment as a result of permanent disability or death.
Voluntary resignation by Mr. Bram constitutes a release of the Company’s financial obligations. The Company may also terminate Mr. Bram for cause. Cause is defined as fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work, entry of any order by the SEC, or any act or omission deemed by the Board to have been disloyal to the Company.
Effective June 1, 2013, in the event of termination without cause or failure to renew agreement, the agreement provides for 1.5 times base salary; one times cash incentive; two years of health care reimbursement; immediate vesting of stock options and restricted stock, if permissible under the Plans, and if not, then the Company will true-up Mr. Bram for all unexercised and unvested stock options and restricted stock. In the event of a change in control, wherein within one year after the occurrence of such event Mr. Bram is not retained in substantially the same or better role and at substantially the same or better compensation level as prior to the change in control, the agreement provides for two times base salary; two times cash incentive; two years of health care reimbursement; immediate vesting of all stock options and restricted stock, if permissible under the plans, and if not, then the Company will true-up Mr. Bram for all unexercised and unvested stock options and restricted stock.
The agreement also includes Mr. Bram’s covenant not to engage, directly or indirectly, in competition with the Company with respect to the businesses in which it is engaged on the date his employment is terminated for a period of one year after termination of his employment. In addition, the agreement stipulates that Mr. Bram may not be employed for a period of one year after his termination of employment with any businesses that were identified as potential acquisition targets during his tenure with the Company. Mr. Bram also agrees not to disclose, at any time during his employment with the Company or thereafter, any of the Company’s confidential information.

Compensation of Executive Officers
The following table sets forth information about compensation paid or accrued by the Company and/or its subsidiaries to or for the account of the Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers of the Company whose compensation for the fiscal year ended December 28, 2013 exceeded $100,000.
2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Craig C. Bram	2013	260,000	-	93,750	47,371	10,200	411,321
President and CEO	2012	250,000	-	93,755	333,661	10,000	687,416
	2011	234,936	155,001	1,155,000	305,880	-	1,850,817
Richard D. Sieradzki	2013	180,000	-	51,000	15,000	10,200	256,200
CFO and Vice President, Finance	2012	170,000	-	45,006	175,947	10,000	400,953
	2011	150,000	33,350	-	173,947	8,207	365,504
J. Kyle Pennington	2013	200,000	-	55,500	-	10,200	265,700
President, Synalloy Metals, Inc.	2012	185,000	-	55,500	235,368	10,000	485,868
	2011	167,500	16,008	-	212,548	6,722	402,778
Cheryl C. Carter	2013	125,000	-	26,550	12,435	9,633	173,618
Corporate Secretary and	2012	118,000	-	25,878	88,399	9,178	241,455
Director of Human Resources	2011	115,000	33,350	-	84,919	6,454	239,725
Stock Awards - The information in this column for 2011 relates to restricted stock awards. Mr. Bram was granted restricted stock awards pursuant to the 2005 Stock Awards Plan upon his appointment as CEO in 2011. The restricted stock awards granted to Messrs. Sieradzki and Pennington, and Ms. Carter were also granted pursuant to the 2005 Stock Awards Plan. These grants were discretionary and were granted in 2011 based on performance in 2010. The amounts in this column represent the dollar amounts of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Based on FASB ASC Topic 718, the dollar value of the stock awards is the grant date fair value, calculated using the average of the high and low sales price of the Company’s Common Stock on the day prior to the grant date. For 2011, the grant date fair value was $11.55 per share for Mr. Bram’s stock award, and $13.34 for Messrs. Sieradzki, Pennington and Ms. Carter. See Note 7 to the Company’s consolidated financial statements for the year ended December 28, 2013, which are included in the Company’s 2013 Annual Report on Form 10-K, for additional disclosure of all assumptions made with respect to the valuation of both stock and option awards.
Stock Options - The information in this column for 2013 and 2012 relates to stock options granted pursuant to the 2011 Option Plan. The amounts in this column represent the dollar amounts of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Based on FASB ASC Topic 718, the dollar value of the stock options is the grant date fair value, calculated using the average of the high and low sales price of the Company’s stock on the day prior to grant date. Upon becoming CEO, Mr. Bram was granted 100,000 options at a grant date fair value of $11.55. All NEOs were granted options on February 9, 2012 at a grant date fair value of $11.345 for 2011 performance, and on February 7, 2013 at a grant date fair value of $13.70 for 2012 performance. No options were granted to NEOs in 2014 for 2013 performance. See Note 7 to the Company’s consolidated financial statements for the year ended December 28, 2013, which are included in the Company’s 2013 Annual Report on Form 10-K, for additional disclosure of all assumptions made with respect to valuation of both stock and option awards.
Non-Equity Incentive Compensation - For 2013 and 2012, the short-term cash component of the 2013 and 2012 Incentive Plans used a baseline pre-tax income target range based on the Board approved budget for each business unit and the Company as a whole.  Inventory profits and losses were excluded from those target range calculations. Other performance metrics included inventory turnover goals and penalties for lost-time accidents. All NEOs received compensation pursuant to the terms of the program as described in the CD&A.
All Other Compensation - The amounts shown in this column represent the Company’s contributions pursuant to the 401(k)/ESOP Plan for the named executives.

2013 Grants of Plan-Based Awards

	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Name		(#)	($/Sh)	($)
(a)	(b)	(j)	(k)	(l)
Craig C. Bram	2/7/2013	6,843	13.70	93,750
Richard D. Sieradzki	2/7/2013	3,723	13.70	51,000
J. Kyle Pennington	2/7/2013	4,051	13.70	55,500
Cheryl C. Carter	2/7/2013	1,938	13.70	26,550

(1) No options were granted to NEOs under the 2011 Option Plan pursuant to the 2013 Incentive Plan for 2013 performance.
(2) Computed in accordance with FASB ASC Topic 718.
Outstanding Equity Awards at Fiscal Year End 2013
The following table sets forth information about stock options and restricted stock awards outstanding at the end of 2013 for each of our named executive officers. No other stock awards were outstanding at the end of 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Craig C. Bram	1,653 31,000	6,843 6,611 60,000	13.700 11.345 11.550	2/7/2023 2/9/2022 1/24/2021	8,052	123,679
Richard D. Sieradzki		3,723 3,174	13.700 11.345	2/7/2023 2/9/2022	2,500	38,400
J. Kyle Pennington		4,051 3,914	13.700 11.345	2/7/2023 2/9/2022	720	11,059
Cheryl C. Carter	456 5,000	1,938 1,825	13.700 11.345 9.960	2/7/2013 2/9/2022 2/3/2015	3,800	58,368

(1) Includes stock options granted February 3, 2005 which were fully vested on February 3, 2010; stock options granted January 24, 2011 of which 20% vest annually beginning January 24, 2012; stock options granted February 9, 2012 of which 20% vest annually beginning February 9, 2013 and stock options granted February 7, 2013 of which 20% vest annually beginning February 7, 2014.

(2) Includes restricted stock awards granted February 12, 2008 of which 20% vest annually beginning February 12, 2009; restricted stock awards granted February 12, 2009 of which 20% vest annually beginning February 12, 2010; restricted stock awards granted January 24, 2011, of which 20% vest annually beginning January 24, 2012; and stock awards granted February 9, 2011, of which 20% vest annually beginning February 9, 2012. Stock awards are subject to the recipient’s continuing to be employed by the Company and other conditions described under “Equity Plans - Stock Awards Plan.”

(3) Based on the December 31, 2013 closing stock price of $15.36 per share.

2013 Option Exercises and Stock Vested
The following table sets forth information about options exercised and restricted stock awards that vested in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
Craig C. Bram	5,000	23,975	2,684	38,623
Richard D. Sieradzki	793	2,371	1,040	14,683
J. Kyle Pennington	978	2,988	280	4,010
Cheryl C. Carter	5,000	21,250	1,948	27,424
(1) Based on the market value of the shares on the exercise or vesting date.
Employment Contracts
Craig C. Bram - The Company entered into a written employment agreement with Mr. Craig Bram in connection with his appointment as President and CEO effective January 24, 2011. Effective January 24, 2012, the Company entered into an amended employment agreement with Mr. Bram. The agreement provided for a base salary of $250,000 during 2012 and as amended in January 2013 provides for a base salary of $260,000 in 2013. In addition to the base salary for each fiscal year during which he serves as CEO, and provided Mr. Bram is employed by the Company on the last day of such fiscal year, he will be entitled to a cash incentive award if the Company meets designated earnings target ranges. For 2013, he was entitled to a cash incentive award equal to 2% of pre-tax income if pre-tax income was between $18,890,000 and $20,990,000; 1% of pre-tax income if pre-tax income was below $18,890,000 and 2.75% of pre-tax income if pre-tax income was above $20,990,000. Pre-tax income as reflected on the Company’s financial statements was adjusted by an amount to eliminate the effect of inventory profits and losses applicable to the BRISMET division of Bristol Metals, LLC. The agreement states that the cash incentive award would be reduced 5% for each lost-time accident occurring at the division with the most lost-time accidents during the year. The cash incentive award would be further reduced by an amount to reflect any failure to reach targeted inventory turnover goals. If the inventory turnovers were below the target range for either of the operating divisions, Mr. Bram’s cash incentive award would be reduced 10%. Mr. Bram was entitled to stock options under the 2011 Option Plan that were equal in value to 25% percent of his base salary if pre-tax income was within target range and 37.5% percent of base salary if pre-tax income was above the target range. No options were to be granted if pre-tax income was below target range. The exercise price of the options is the average of the high and low sales prices of the Company’s Common Stock on the day prior to the grant set by the Committee. For more information on this plan, see “Discussion of Executive Compensation - Equity Plans - Stock Option Plans.”
Effective June 1, 2013, Mr. Bram’s employment agreement was amended and renewed. For more discussion, please see the “Discussion of Executive Compensation - Compensation Discussion and Analysis - Section VI: Employment and Termination Agreements.”
If Mr. Bram’s employment with the Company had terminated on December 31, 2013, as a result of his permanent disability or death, he or his beneficiaries would have been entitled to a payment of $65,000 with respect to his base salary, and he or his beneficiaries would have received 100% of his cash incentive for the 2013 fiscal year. Mr. Bram was also entitled to stock awards consisting of 5,368 shares, representing 40% of the vested stock awards granted to him on January 24, 2011. He or his beneficiaries also would have been permitted to exercise the remaining vested stock options with respect to 31,000 shares granted to him on January 24, 2011. In the event of his permanent disability, Mr. Bram would be entitled to exercise stock options for an additional 23,041 shares that vest between January 24, 2014 and February 9, 2014.

Equity Plans
Stock Option Plans
The Company currently has two stock option plans, the 1998 Long-Term Incentive Stock Option Plan (the “1998 Plan”) and the 2011 Option Plan, both of which were approved by shareholders. The 1998 Plan is an incentive stock option plan. The 1998 Plan had a ten year term that has terminated, and no further grants may be made under this plan. Under the 1998 Plan, which covers officers and key employees, options are exercisable beginning one year after date of grant at a rate of 20% annually on a cumulative basis, and unexercised options expire ten years from the grant date. Currently, there are options outstanding under the 1998 Plan. The grant period for the 1998 Plan expired April 30, 2008, but options may be exercised under this plan until February 2015. The exercise price for options granted under the 1998 Plan is 100% of the fair market value of the Company’s Common Stock on the date the option was granted. Certain restrictions exist as to the time in which options can be exercised. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which the option holder is employed) are/is sold to an entity not affiliated with the Company, or (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, an option holder may exercise, in addition to the above, 50% of the options not otherwise exercisable because of the vesting period requirement, subject to certain limitations.
With regard to the 2011 Option Plan, approved at the 2011 Annual Meeting, options may be exercised beginning one year after the date granted at the rate of 20% annually on a cumulative basis; however, in no event shall an option be exercisable more than ten years after the date of grant. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which employee is employed) are sold to an entity not affiliated with the Company, (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, or (c) a similar sale or exchange transaction occurs, which in the Committee’s sole discretion justifies an exercise right, an option holder may exercise, in addition to the above, 100% of the options not otherwise exercisable because of the holding period requirement, subject to the limitation that in no event shall incentive stock options under this and all other option plans of the Company having an aggregate fair market value in excess of $100,000 at the dates of grant become exercisable by an optionee for the first time during a calendar year. The exercise price for options granted under the 2011 Option Plan is equal to 100% of the fair market value on the date the option is granted. Fair market value is determined by averaging the high and low sales prices for the Company’s Common Stock for the day prior to the option grant date as reported by the NASDAQ Global Market. If one of the events described in (a), (b) or (c) above had occurred as of December 31, 2013, all of the stock options shown in the “Number of Securities Underlying Unexercised Options/Unexercisable” column of the Outstanding Equity Awards at Fiscal Year End 2013 table would have vested immediately.
Except for special provisions covering retirement, disability and death of an optionee, options can only be exercised by an employee who has been in the continuous employment of the Company since the date the option was granted. Options granted under the 2011 Plan to an employee shall not be transferable by him except by will or the laws of descent and distribution.
At February 24, 2014, there were a total of 176,526 shares underlying outstanding options and 72,355 shares underlying exercisable options under all option plans.
Stock Awards Plan
The 2005 Stock Awards Plan, approved by shareholders at the 2005 Annual Meeting, and amended by the Board of Directors effective at its February 2008 meeting, authorizes the issuance of up to 300,000 shares which may be awarded for a period of ten years from the effective date of the plan. Stock awards vest in 20% increments annually on a cumulative basis, beginning one year after the date of grant. In order for the awards to vest, the employee must be in the continuous employment of the Company or a subsidiary since the date of the award. Any portion of an award that has not vested will be forfeited upon termination of employment. The Company may also terminate any portion of an award that has not vested upon an employee’s failure to comply with all conditions of the award or the plan. Vesting of up to 50% of all unvested awards will automatically accelerate in the event of (a) a sale of all or substantially all of the assets of the Company (or a subsidiary or division of the Company in which the employee is employed) to an entity not affiliated with the Company, (b) a merger or share exchange with an unaffiliated party in which the Company is not the surviving entity, or (c) a similar sale or exchange transaction that, in the Committee’s sole discretion, justifies such vesting. If one of the events described in (a), (b) or (c) above had occurred as of December 31, 2013, half of the restricted shares shown in the “Number of Shares or Units that have not Vested” column of the Outstanding Equity Awards at Fiscal Year End 2013 table would have vested immediately.
Shares representing awards that have not yet vested are held in escrow by the Company and an employee is not entitled to any voting rights with respect to any such shares. Share awards that have not vested are not transferable.
At February 24, 2014, 231,321 shares remain available for grant pursuant to the 2005 Stock Awards Plan; however, the Compensation & Long-Term Incentive Committee has no present plans to grant further awards under this plan though it continues to have the right to do so. The Committee currently plans to issue future equity compensation pursuant to the 2011 Long-Term Incentive Stock Option Plan.
Retirement Plans
401(k)/ESOP Plan
The Company sponsors a 401(k)/ESOP Plan. All employees (except those employees who are entitled to participate in union-sponsored plans) who are 21 years or older are automatically enrolled at a pre-determined percentage following 60 days of full-time employment with the Company or any subsidiary. Employees may choose to opt out or elect to change the default deferral rate. Employees are eligible to receive a matching contribution in the month following their one-year anniversary.
Employees are permitted to contribute up to 100% of earnings not to exceed a dollar amount set by the Internal Revenue Service through payroll deduction on a pre-tax basis or after-tax basis through the Roth 401(k). Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. The employee can invest his deferred contribution in any of the investment funds offered; however, employee contributions cannot be invested in Company stock.
Contributions by the Company are made primarily in Company stock. For each plan year, the Company contributes on behalf of each participant who is eligible to share in matching contributions for the plan year, a discretionary matching contribution equal to a percentage which is determined each year by the Board of Directors subject to a maximum of 4% in 2013 and 2014. The matching contribution is allocated within 15 days of each pay period. In addition to the matching contribution, the Company may make a discretionary contribution which shall be distributed to all eligible participants regardless of whether they contribute to the 401(k)/ESOP Plan. No discretionary contributions have been made to the 401(k)/ESOP Plan.
Distributions are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reason of proven financial hardship as defined according to Internal Revenue Service guidelines. The 401(k)/ESOP Plan provides for payment of the participant’s account balance upon death, disability or retirement in the form of cash or Company stock or both. If employment terminates for reasons other than retirement, disability or death (e.g. resignation or termination by the Company), any discretionary portion of a participant’s account balance will vest as follows: less than three years’ service - 0% vested; three or more years - 100% vested.
Unvested amounts are forfeited and allocated to participants eligible to participate for a plan year. The Plan permits rollovers from qualified plans at the discretion of the Company. The 401(k)/ESOP Plan is permitted to borrow money to purchase Company stock. All Company stock acquired by the 401(k)/ESOP Plan with the proceeds of a loan is maintained in a suspense account and is withdrawn and allocated to participant’s accounts as the loan is paid. As a participant in the 401(k)/ESOP Plan, employees may direct the trustee to vote shares allocated to their account in accordance with employees’ wishes.
All 401(k)/ESOP Plan assets are held by an independent trustee. The trustee invests all assets and makes payment of 401(k)/ESOP Plan benefits. The 401(k)/ESOP Plan is managed and administered by an independent administrator and a Pension Committee comprised of the corporate officers of the Company. Expenses incurred for the administration of the 401(k)/ESOP Plan are paid by the Company. The 401(k)/ESOP Plan reserves to the Board of Directors of the Company the right to amend the 401(k)/ESOP Plan in any manner or terminate the 401(k)/ESOP Plan at any time. The 401(k)/ESOP Plan may be amended to preserve the qualification of the 401(k)/ESOP Plan under the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time. For 2013, the Company’s total matching contribution was $544,843.
COMPENSATION COMMITTEE REPORT
The Compensation & Long-Term Incentive Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussion, the Compensation & Long-Term Incentive Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our 2013 Annual Report on Form 10-K and in this Proxy Statement.
Murray H. Wright, Chair
James W. Terry, Jr.
Henry L. Guy

PROPOSAL 2 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve, in an advisory non-binding resolution, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement - our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation arrangements. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance - Shareholder Communications with Directors.”
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
“RESOLVED, that the shareholders of Synalloy Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Company’s Proxy Statement.”
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote “FOR” this proposal to approve, on an advisory non-binding basis, the compensation of our named executive officers. The enclosed form of proxy provides a means for you to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the aggregate fees billed by Dixon Hughes Goodman LLP for audit services rendered in connection with the consolidated financial statements and reports for the fiscal years ended December 28, 2013 (referred to as “fiscal 2013”) and December 29, 2012 (referred to as “fiscal 2012”) and for other services rendered during fiscal years 2013 and 2012, on behalf of the Company and its subsidiaries, which have been billed or will be billed to the Company.

Fee Category	Fiscal 2013	% of Total	Fiscal 2012	% of Total
Audit Fees
Audit Fees	396,950	70%	387,000	64%

Audit Related Fees	46,000	8%	81,664	13%

Tax Fees
Tax Compliance/Preparation	104,500	18%	45,000	7%
Other Tax Services	22,500	4%	97,000	16%

All Other Fees	0	0%	0	0%

Total Fees	569,950	100%	610,664	100%
Audit Fees: Audit fees include fees and out-of-pocket expenses billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. Audit Fees also include fees for Dixon Hughes Goodman LLP’s audit of the Company’s internal controls related to Sarbanes-Oxley Section 404 compliance based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). For 2013, audit fees include fees and out-of-pocket expenses for incremental audit work related to the CRI acquisition in addition to fees associated with issuing a comfort letter on the prospectus which was issued for the 2013 stock offering as well as fees associated with issuing consents for registration statement filings with the SEC. For 2012, audit fees include fees and out-of-pocket expenses for incremental audit and quarterly review procedures related to the Palmer acquisition, as well as fees associated with issuing consents for registration statement filings with the SEC.
Audit Related Fees: Audit related fees include fees and out-of-pocket expenses for the audit of the Company’s 401(k)/ESOP, fees associated with the required 2013 audit of Color Resources, LLC pre-acquisition financial results and fees related to the due diligence procedures associated with the Palmer acquisition in 2012.
Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. In 2013, tax fees include the fees associated with the preparation of income and sales tax Voluntary Disclosure Agreements to eliminate any and all of Palmer’s tax exposure for the years prior to their acquisition by the Company. Other tax services include fees billed for other miscellaneous tax consulting and planning.
In making its decision to appoint Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013, the Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of Dixon Hughes Goodman LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by the independent registered public accounting firm, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full committee at its next scheduled meeting. During fiscal 2013, all audit and permitted non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 28, 2013. The Audit Committee has discussed with the Company’s independent auditors, Dixon Hughes Goodman LLP, the matters required to be discussed by Auditing Standard No. 16, Communicating with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP, their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013 for filing with the SEC.
The Audit Committee
Anthony A. Callander, Chair
Murray H. Wright
James W. Terry, Jr.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Dixon Hughes Goodman LLP as our independent registered public accounting firm to conduct our audits for the fiscal year ending January 3, 2015.
We have engaged Dixon Hughes Goodman LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements each year since the fiscal year 2003.
Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, and has recommended, and our Board has approved, their inclusion therein. For additional information, see “Audit Committee Report.”
PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although Delaware law does not require shareholder ratification to proceed with the appointment, our Audit Committee and our Board are requesting that our shareholders ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for fiscal year 2014. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the appointment, our Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Dixon Hughes Goodman LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders or the Company. Representatives of Dixon Hughes Goodman LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they so desire, and to respond to appropriate questions with respect to that firm’s audit of the Company’s consolidated financial statements for the fiscal year ended December 28, 2013.
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote “FOR” Proposal 3 to ratify our Audit Committee’s appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ended January 3, 2015. The enclosed form of proxy provides a means for you to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS
Any shareholder proposal to be included in the proxy materials for the 2015 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the Securities and Exchange Commission and received by the Company at its principal executive offices, 775 Spartan Boulevard, Suite 102, Spartanburg, South Carolina 29301 or Post Office Box 5627, Spartanburg, SC 29304, no later than November 24, 2014. In order for a shareholder to bring any business or nominations before the 2014 Annual Meeting of Shareholders, certain conditions set forth in the Company’s Bylaws must be complied with, including but not limited to, the delivery of a notice to the Secretary of the Company not less than 30 nor more than 60 days in advance of the 2014 Annual Meeting which is tentatively scheduled on April 30, 2015. With respect to any shareholder proposal not received by the Company by February 7, 2015, the designated proxy agents will vote on the proposal in their discretion.
REFERENCES TO OUR WEBSITE ADDRESS
References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or the NASDAQ Rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.
INCORPORATION BY REFERENCE
The “Audit Committee Report” is not deemed to be filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS

Cheryl C. Carter
Secretary

SYNALLOY CORPORATION
POST OFFICE BOX 5627
SPARTANBURG, SC 29304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k(/ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k(/ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OIR BLACK INK AS FOLLOWS:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.Election of Directors	For All ___	Withhold All ___	For All Except ___	To withhold authorize to vote for any individual nominee(s), mark “For All Except and write the number(s) of the nominee(s) on the line below. ____________________________________
Nominees
01) Craig C. Bram 02) Anthony A. Callander 03) Henry L. Guy 04) Amy J. Michtich 05) James W. Terry, Jr. 06) Murray H. Wright
The Board of Directors recommends you vote FOR election of all Nominees

2. Advisory vote on the compensation of our named executive officers	For ___	Against ___	Abstain ___
The Board of Directors recommends you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers
3. The ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2014
The Board of Directors recommends you vote FOR the ratification of our independent registered public accounting firm
NOTE: And in the discretion of such proxy agents, upon such other business as may properly come before the meeting or any adjournment thereof, and matters incidental to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

____________________________________________________	_______________	____________________________________________________	_______________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

SYNALLOY CORPORATION
Annual Meeting of Shareholders
April 24, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard D. Sieradzki and Cheryl C. Carter, or either of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held at the Summit Pointe Conference & Events Center, 801 Spartan Boulevard, Spartanburg, South Carolina 29301, on Thursday, April 24, 2014 at 10:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting.

The proxies will vote on the items set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card, and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposal.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR election of all the director nominees in Proposal 1; FOR Proposal 2 - the approval of the compensation of our named executive officers; and FOR Proposal 3 - the ratification of our independent registered public accounting firm.

Continued and to be signed on reverse side